CHAPMAN AND CUTLER
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                        February 15, 2000



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, New York  10004-2413


     Re:                         FT 410

Gentlemen:

     We have acted as counsel for Nike Securities L.P., Depositor of FT 410 (the "Fund"), in connection with the issuance of units of fractional undivided interest in certain of the Trusts of said Fund (the "Trust"), under a Trust Agreement, dated February 15, 2000 (the "Indenture"), among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee and First Trust Advisors L.P., as Evaluator and Portfolio Supervisor.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents we have deemed pertinent. The opinions expressed herein assume that the Trusts will be administered, and investments by a Trust from proceeds of subsequent deposits, if any, will be made, in accordance with the terms of the Indenture. Each Trust holds Equity Securities as such term is defined in the Prospectus. For purposes of the following discussion and opinion, it is assumed that each Equity Security is equity for Federal income tax purposes.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

      I. Each Trust is not an association taxable as a corporation for Federal income tax purposes; each Unit holder will be treated as the owner of a pro rata portion of each of the assets of the Trust under the Internal Revenue Code of 1986 (the "Code") in the proportion that the number of Units held by him bears to the total number of Units outstanding; under Subpart E, Subchapter J of Chapter 1 of the Code, income of a Trust will be treated as income of the Unit holders in the proportion described above; and an item of Trust income will have the same character in the hands of a Unit holder as it would have in the hands of the Trustee. Each Unit holder will be considered to have received his pro rata share of income derived from each Trust asset when such income is considered to be received by a Trust.

     II. The price a Unit holder pays for his Units, generally including sales charges, is allocated among his pro rata portion of each Equity Security held by a Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unit holder purchases his Units) in order to determine his tax basis for his pro rata portion of each Equity Security held by a Trust. For Federal income tax purposes, a Unit holder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code) is taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unit holder's pro rata portion of dividends paid on such Equity Security which exceeds such current and accumulated earnings and profits will first reduce a Unit holder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unit holder's tax basis in such Equity Security shall be treated as gain from the sale or exchange of property.

    III. Gain or loss will be recognized to a Unit holder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his Units, except to the extent an in kind distribution of stock is received by such Unit holder from a Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his Units. Before adjustment, such basis would normally be cost if the Unit holder had acquired his Units by purchase. Such basis will be reduced, but not below zero, by the Unit holder's pro rata portion of dividends with respect to each Equity Security which is not taxable as ordinary income.

     IV. If the Trustee disposes of a Trust asset (whether by sale, taxable exchange, liquidation, redemption, payment on maturity or otherwise) gain or loss will be recognized to the Unit holder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units (as of the date on which his Units were acquired) among each of a Trust's assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in each Trust asset must be reduced, but not below zero, by the Unit holder's pro rata portion of dividends with respect to each Equity Security which is not taxable as ordinary income.

      V. Under the Indenture, under certain circumstances, a Unit holder tendering Units for redemption may request an in kind distribution of Equity Securities upon the redemption of Units or upon the termination of a Trust. As previously discussed, prior to the redemption of Units or the termination of a Trust, a Unit holder is considered as owning a pro rata portion of each of a Trust's assets. The receipt of an in kind distribution will result in a Unit holder receiving an undivided interest in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Equity Security owned by a Trust will depend upon whether or not a Unit holder receives cash in addition to Equity Securities. An "Equity Security" for this purpose is a particular class of stock issued by a particular corporation. A Unit holder will not recognize gain or loss if a Unit holder only receives Equity Securities in exchange for his or her pro rata portion of the Equity Securities held by a Trust. However, if a Unit holder also receives cash in exchange for a fractional share of an Equity Security held by a Trust, such Unit holder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unit holder and his tax basis in such fractional share of an Equity Security held by a Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by the redeeming Unit holder with respect to each Equity Security owned by a Trust.

     A domestic corporation owning Units in a Trust may be eligible for the 70% dividends received deduction pursuant to
Section 243(a) of the Code with respect to such Unit holder's pro rata portion of dividends received by such Trust (to the extent such dividends are taxable as ordinary income, as discussed above, and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code.

     Section 67 of the Code provides that certain miscellaneous itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by an individual only to the extent they exceed 2% of such individual's adjusted gross income. Unit holders may be required to treat some or all of the expenses of a Trust as miscellaneous itemized deductions subject to this limitation.

     A Unit holder will recognize taxable gain (or loss) when all or part of the pro rata interest in an Equity Security is either sold by a Trust or redeemed or when a Unit holder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his tax basis therefor; subject to various nonrecognition provisions of the Code.

     Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes or collateral tax
consequences   with  respect  to  the  purchase,  ownership   and
disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-96489) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                  Very truly yours,



                                  CHAPMAN AND CUTLER

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